EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-115490 on Form S-4 of our report dated March 22, 2006 relating to the consolidated financial statements and financial statement schedule of WII Components, Inc. and Subsidiaries as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and for the period from inception (April 1, 2003) to December 31, 2003 and the consolidated financial statements and financial statement schedule of Woodcraft Industries, Inc. and Subsidiaries for the three-month period ended March 31, 2003, appearing in this Annual Report on Form 10-K of WII Components, Inc. for the year ended December 31, 2005.

Minneapolis, MN

March 22, 2006